DISTRIBUTION AND SERVICE AGREEMENT
                                     BETWEEN
                 THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC.
                                       AND
                     GUARDIAN INVESTOR SERVICES CORPORATION

     AGREEMENT, made this 23rd day of August, 1985 by and between The Guardian Insurance & Annuity Company, Inc. ("GIAC"), a Delaware corporation, and Guardian Investor Services Corporation (the "Distributor"), a New York corporation, both corporations being wholly-owned subsidiaries of The Guardian Life Insurance Company of America and each corporation having its principal office located at 201 Park Avenue South, New York, New York 10003.

     WHEREAS, GIAC is engaged in, among other things, the issuance and sale of variable contracts (the "Contracts") which are funded by separate accounts organized by GIAC and registered with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933 and the Investment Company Act of 1940;

     WHEREAS, Distributor is duly registered with the SEC as a broker-dealer under the Securities Exchange Act of 1934 and is a member in good standing of the National Association of Securities Dealers, Inc. ("NASD");

     WHEREAS, the Contracts may be sold to the public only by persons who are insurance agents duly licensed by GIAC and one or more states of the United States and the District of Columbia and who are also registered representatives of the Distributor or of certain designated persons, as more fully described herein;

     WHEREAS, GIAC and the Distributor desire to enter into an agreement, pursuant to which the Distributor will distribute and act as the principal underwriter for the sale of the Contracts and will select, train, license and supervise the activities of all persons associated with it, all as more particularly described herein.

     NOW, THEREFORE, IT IS MUTUALLY AGREED AS FOLLOWS:

     1. GIAC hereby appoints the Distributor and the Distributor agrees to act as the distributor and as the principal underwriter for the sale of the Contracts which may be sold to the public only by persons who are licensed insurance agents of GIAC and registered representatives of the Distributor or certain designated persons as set forth in paragraph 5 herein.

     2. Applications for the Contracts shall be solicited only by representatives duly and appropriately licensed or otherwise qualified for the sale of such Contracts in each state or other jurisdiction. GIAC shall undertake to appoint Distributor's qualified representatives as life insurance agents of GIAC. Completed applications for Contracts shall be transmitted directly to GIAC for acceptance or rejection in accordance with underwriting rules established by GIAC. Initial premium payments under the Contracts shall be made by check payable to GIAC and shall be held at all times by Distributor or its representatives in a fiduciary capacity and remitted promptly to GIAC. Anything in this Agreement to the contrary notwithstanding, GIAC retains the ultimate right to control the sale of the Contracts and to appoint and discharge life insurance agents of GIAC. The Distributor shall be held to the exercise of reasonable care in carrying out the provisions of this Agreement.

     3. Upon request, Distributor will furnish GIAC, in writing, a list of those agents who have become so qualified and the dates of such qualifications as well as a list of those agents who are not selected or who have failed to qualify. Notwithstanding the ultimate right of GIAC to appoint and discharge agents, in the event an agent who has qualified fails or refuses to submit to the supervision of the Distributor in accordance with this Agreement, or otherwise fails to comply with the rules and standards imposed by the Distributor on its registered representatives, the Distributor will certify such fact to GIAC and will immediately notify the agent that such agent is no longer authorized to sell the Contracts and the Distributor and GIAC will take whatever additional action may be necessary to terminate the sales activities of the agent relating to the Contracts.

     4. Prior to permitting any agent to sell the Contracts, GIAC, the Distributor and the agent will enter into an agreement pursuant to which the agent will acknowledge that he will be a registered representative of the Distributor in connection with the agent's securities activities with respect to the Contracts, that such activities would be under the supervision of the Distributor and any supervisor designated by the Distributor, and that the agent's right to continue to sell the Contracts is subject to his continued compliance with such agreement and the rules and procedures established by the Distributor for compliance with applicable federal, state and NASD requirements.

     5. Distributor is authorized to enter into separate written agreements, on such terms and conditions not inconsistent with this Agreement, with one or more organizations which agree to participate in the distribution of the Contracts. Such organization (hereafter "Broker") shall be both registered as a broker-dealer under the Securities Exchange Act of 1934 and a member of the NASD. Broker and its agents or representatives soliciting applications for Contracts shall be duly and appropriately licensed, registered or otherwise qualified for the sale of such Contracts under the insurance laws and any applicable blue-sky laws of each state or other jurisdiction in which GIAC is licensed to sell the Contracts.

     6. Applications for Contracts solicited by such Broker through its agents or representatives shall be transmitted directly to GIAC, and if received by Distributor, shall be forwarded to GIAC. All payments under the Contracts shall be made by check to GIAC and, if received by Distributor, shall be held at all times in a fiduciary capacity and remitted promptly to GIAC. All such payments will be the property of GIAC.

     7. GIAC wishes to ensure that Contracts sold by Distributor will be issued to purchasers for whom the Contracts will be suitable. Distributor shall take reasonable steps to ensure that the various representatives appointed by it shall not make recommendations to an applicant to purchase a Contract in the absence of reasonable grounds to believe that the purchase of the Contract is suitable for such applicant. While not limited to the following, a determination of suitability shall be based on information furnished to a representative after reasonable inquiry of such applicant concerning the applicant's insurance and investment objectives, financial situation and needs, and the likelihood that the applicant will continue to make any premium payments contemplated by the Contracts.

     8. GIAC shall have the responsibility for furnishing to Distributor and its representatives sales promotion materials and individual sales proposals related to the sale of the Contracts. Distributor shall not use any such materials that have not been approved by GIAC.

     9. GIAC shall arrange for the payment of commissions directly to those registered representatives of Distributor who are entitled thereto in connection with the sale of the Contracts on behalf of Distributor, in the amounts and on such terms and conditions as GIAC and Distributor shall determine; provided that such terms, conditions and commissions shall be as are set forth in or as are not inconsistent with the Prospectus included as part of the Registration Statement for the Contracts and effective under the Securities Act of 1933.

     10. GIAC shall arrange for the payment of commissions directly to those Brokers who sell Contracts under agreements entered into pursuant to paragraph 5 hereof, in amounts as may be agreed to by GIAC and specified in such written agreements.

     11. GIAC shall pay to Distributor underwriting income amounting to 0.35% of variable annuity sales and 1.00% of single premium variable life sales made by registered representatives of the Distributor as reimbursement for the costs and expenses incurred by Distributor in furnishing or obtaining the services, materials and supplies required by the terms of this Agreement in the initial sales efforts and the continuing obligations hereunder.

     12. Distributor assumes full responsibility for the securities activities of all persons associated with it relating to the offer and sale of the Contracts.

     13. Distributor shall have the responsibility for maintaining the records of its representatives licensed, registered and otherwise qualified to sell the Contracts. Distributor shall maintain such other records as are required of it by applicable laws and regulations. The books, accounts and records of GIAC, the Account and

Distributor shall be maintained so as to clearly and accurately disclose the nature and details of the transactions. All records maintained by GIAC in connection with this Agreement shall be maintained and held by GIAC on behalf of, and as agent for, the Distributor and such books and records will at all times be subject to inspection by authorized representatives of the SEC and NASD. The Distributor shall keep confidential any information obtained pursuant to this Agreement and shall disclose such information only if GIAC has authorized such disclosure or if such disclosure is expressly required by applicable federal or state regulatory authorities.

     14. This Agreement may not be assigned by GIAC or the Distributor except by prior written consent of the parties and shall continue from year to year, subject to termination by either party on 60 days' written notice to the other party, except that in the event Distributor shall cease to be a registered broker-dealer under the Securities Exchange Act of 1934, this Agreement shall terminate immediately.

     15. This Agreement shall be subject to the provisions of the Investment Company Act of 1940 and the Securities Exchange Act of 1934 and to the rules and regulations promulgated thereunder and to the applicable rules and regulations of the NASD, and the terms hereof shall be interpreted and construed in accordance therewith.

     16. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     17. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York.

     18. This Agreement supersedes in all respects any other agreements between the parties hereto relating to the distribution and service of the Contracts.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

                                         THE GUARDIAN INSURANCE &
                                           ANNUITY COMPANY, INC.

Attest /s/ Thomas R. Hickey, Jr.        By  /s/ John C. Angle
       --------------------------           -------------------------

                           GUARDIAN INVESTOR SERVICES
                                   CORPORATION

Attest /s/ Thomas R. Hickey, Jr.        By  /s/ John M. Smith
       --------------------------           -------------------------

                                 AMENDMENT NO. 1
                          Dated as of January 11, 1989
                                     to the
                       Distribution and Service Agreement
                                     between
                 THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC.
                                       and
                     GUARDIAN INVESTOR SERVICES CORPORATION

                                    * * * * *

The Guardian Insurance & Annuity Company, Inc. ("GIAC") and Guardian Investor Services Corporation ("Distributor") hereby mutually agree to amend the Distribution and Service Agreement ("Agreement"), dated August 23, 1985, between GIAC and the Distributor, in the manner herein set forth:

     Paragraph 11 of the Agreement is deleted, and new Paragraph 11 is substituted therefor, in the form set forth immediately hereunder, with the same force and effect as if such paragraph had appeared in the Agreement as originally executed:

          "11. GIAC shall pay to Distributor underwriting income amounting to
          (a) 0.35% of gross premiums paid on sales of GIAC's variable annuity contracts, (b) 1.00% of gross premiums paid on sales of GIAC's single premium variable life contracts, and (c) (i) 0.50% of the first $10 million of gross first year premiums and (ii) 0.25% of gross first year premiums in excess of $10 million paid on sales of GIAC's annual premium variable life contracts and which are attributable to sales of such contracts made by registered representatives of the Distributor as reimbursement for the costs and expenses incurred by Distributor in furnishing or obtaining the services, materials and supplies required by the terms of this Agreement in the initial sales efforts and the continuing obligations hereunder."

Except to the extent specifically provided herein, the Agreement shall remain in full force and effect in accordance with its terms. This amendment shall become effective as of the date hereof.

Attest:                                 THE GUARDIAN INSURANCE & ANNUITY
                                            COMPANY, INC.

/s/ Thomas R. Hickey, Jr.               By  /s/ John M. Smith
--------------------------              ---------------------------
                                               John M. Smith
                                          Executive Vice President


Attest:                                 GUARDIAN INVESTOR SERVICES
                                                CORPORATION

/s/ Thomas R. Hickey, Jr.               By  /s/ John M. Fagan
--------------------------              ---------------------------
                                               John M. Fagan
                                               Vice President